Exhibit 99.1

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.ballyfitness.com Matt Messinger – Tel. (773) 864-6850
MWW GROUP Public Relations Carreen Winters – Tel. (201) 507-9500

For Immediate Release

   BALLY TOTAL FITNESS RECEIVES WAIVER FROM ITS BONDHOLDERS OF
FINANCIAL REPORTING COVENANT DEFAULT UNTIL NOVEMBER 30, 2005

CHICAGO, August 31, 2005 — Bally Total Fitness Holding Corporation (NYSE: BFT) today announced that it has received consents from holders of a majority of its outstanding 10-1/2% Senior Notes due 2011 (the “Senior Notes”) and 9-7/8% Senior Subordinated Notes due 2007 (the “Subordinated Notes”) to an extension through November 30, 2005 of the waiver of the financial reporting covenant default under the indentures governing the notes.

Bally received consents from holders of approximately 97.39% of its outstanding Senior Notes, who will receive a one-time consent fee of $15.00 in cash per $1,000 principal amount of Senior Notes as to which consent was delivered.

As announced last week, Bally has entered into a consent agreement with holders of approximately 52.2% of its outstanding Subordinated Notes and will commence promptly a new consent solicitation in order to permit all holders of Subordinated Notes to receive the consideration payable under the agreement. The agreement provides that holders of Subordinated Notes who are “accredited investors” under applicable securities laws who consented to the extension will receive, at the holder’s election, either 9.2308 shares of the Company’s common stock, which will not be registered under federal or state securities laws, or $20.00 in cash for each $1,000 principal amount of Subordinated Notes as to which consent was delivered. Consenting holders who are not accredited investors will receive $20.00 for each $1,000 principal amount of Notes. The agreement also provides Bally with an option to sell additional shares of common stock for cash to a large holder of Subordinated Notes to fund all or part of the payment to subordinated noteholders electing to receive their consent payment in cash.

Bally also announced that it has obtained lender consent to amend its existing senior secured credit facility to permit payment of the consent fees to the holders of the Senior Notes and Subordinated Notes. The amendment, among other things, also permits certain expenses to be added back to the Company’s EBITDA for purposes of financial covenant calculations, excludes certain consent fees from interest expense in calculating the EBITDA to interest expense ratio and reduces the required ratio from 1.70x to 1.65x for the period ending March 31, 2006.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitation will be made solely pursuant to a Consent Solicitation Statement and related Letter of Consent.

About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness®, Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness®, Bally Sports Clubs® and Sports Clubs of Canada® brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the existence of reporting covenant defaults under Bally’s public indentures; the outcome of the SEC and Department of Justice investigations, the review and restatement of previously announced or filed financial results and the costs and expenses associated therewith; the audit of the restated financial statements, including any further delays; the identification of one or more other issues that require restatement of one or more prior period financial statements; the completion and audit of Bally’s 2004 financial statements and the completion of Bally’s financial statements for the first and second quarters of 2005, including the effect of this or any further delays; the communication by Bally’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation (including various shareholder litigations) and the outcome thereof and the costs and expenses associated therewith; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; other than as described above, Bally’s ability to remain in compliance with, or obtain waivers under, its loan agreements and indentures; ability to maintain existing or obtain new sources of financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations; and other factors described in prior filings of the Company with the Securities and Exchange Commission.

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